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                               FIRST CAPITAL, INC.

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                              FIRST QUARTER REPORT


                        THREE MONTHS ENDED MARCH 31, 2006


First Capital, Inc.
Report to Shareholders
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Dear Shareholders:

We were happy to report an increase in our dividend from 16 cents per share to 17 cents per share in the first quarter of 2006. Our income for the first quarter increased 9% over the same period last year. We recognize we have challenges ahead with the interest rate outlooks suggesting a continued flat yield curve.

Our efforts are directed at growing our commercial and consumer business in a safe and sound manner. We continue to monitor our asset quality closely. The bank had good loan growth in the first quarter as we continue our transition from a traditional thrift balance sheet to that of a commercial bank. Our growth in adjustable residential mortgages and commercial real estate loans should improve our interest rate risk profile for future rate adjustments. We were able to attract lower cost deposits to replace higher cost borrowings which will help improve our interest margin in the future. Our officers are focused on solid growth based on sound banking principles. We do not believe in compromising our core values for growth or profit.

Our efforts have led to an improvement in diluted earnings per share of 9% over the same period last year and an improvement in our net interest margin over the same period last year. We completed the hiring of three mortgage origination officers in the first quarter. Their focus will be directed at growing our secondary mortgage business through local realtor contacts. We consolidated our Crandall office into our New Salisbury office at the end of the first quarter. The staff at our Crandall office will be working with the staff at New Salisbury to ensure a smooth transition for our customers.

Our corporate responsibility to our community remains strong. We made donations to school library funds, school athletic teams, and our local YMCA expansion project. We will again take the lead on our local Relay for Life fund drive and United Way. Our employees are involved in numerous community activities from fund raisers to teaching and coaching baseball, softball, and soccer teams. We understand what it means to be a community bank.

Thank you for your continued support. Please remind your family and friends that First Harrison Bank is a fullservice bank ready to serve all their financial needs.

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First Capital, Inc.
First Quarter Report
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CORPORATE ADDRESS
First Capital, Inc.
220 Federal Drive, NW
Corydon, Indiana 47112

COMMON SHARES
The common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is FCAP.
In newspaper listings, Company shares are frequently listed as First Capital, Inc.

TRANSFER AGENT
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948
www.rtco.com

MARKET MAKERS
Sweeney Cartwright
Keefe, Bruyette & Woods, Inc.
UBS Financial Services

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BALANCE SHEET HIGHLIGHTS                                                                March 31,  December 31, Percent
(In thousands, except per share information)                                               2006         2005     Change
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
Total loans (excluding loans held for sale)                                              $333,187     $324,557    2.66%
Allowance for loan losses                                                                   2,237        2,104    6.32%
Allowance for loan losses as a percentage
  of total loans (excluding loans held for sale)                                             0.67%        0.65%   3.07%
Total assets                                                                             $444,804     $438,354    1.47%
Total deposits                                                                           $330,016      317,264    4.02%
Other borrowings                                                                           69,281       76,651   -9.62%
Shareholder's equity                                                                       42,362       41,957    0.97
Book value per share                                                                        16.37        16.21    0.99%

                                                                                                                 Three
                                                                                               Three Months     Months'
INCOME STATEMENT SUMMARY                                                                      Ended March 31,   Percent
(In thousands)                                                                               2006         2005  Change
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Net interest income                                                                      $  3,428     $  3,219    6.49%
Provision for loan losses                                                                     170          150   13.33%
Noninterest income                                                                            737          786   -6.23%
Noninterest expense                                                                         2,583        2,591   -0.31%
Earnings before taxes                                                                       1,412        1,264   11.71%
Provision for income taxes                                                                    478          408   17.16%
Net income                                                                                    934          856    9.11%

                                                                                                                 Three
                                                                                               Three Months     Months'
                                                                                              Ended March 31,   Percent
OTHER FINANCIAL DATA                                                                        2006         2005   Change
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Diluted earnings per share                                                               $   0.36     $   0.33    9.09%
Cash dividends per share                                                                     0.17         0.15   13.33%
Return on average assets (annualized)                                                        0.85%        0.81%   4.94%
Return on average equity (annualized)                                                        8.83%        8.37%   5.50%
Net interest margin                                                                          3.44%        3.34%   2.99%
Net overhead expense as a percentage
  of average assets (annualized)                                                             2.36%        2.45%  -3.67%

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